Titan Machinery Announces Appointment of Bo Larsen as Chief Financial Officer WEST FARGO, N.D., September 30, 2022 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today announced the appointment of Robert (Bo) Larsen as the Company’s Chief Financial Officer and Treasurer, effective December 1, 2022. Mr. Larsen intends to join the Company on November 1, 2022. Mr. Larsen will succeed Mark Kalvoda, who will continue as the Company’s Chief Financial Officer and Treasurer until the effective date of Mr. Larsen’s appointment. To ensure a smooth and orderly transition, Mr. Kalvoda will remain as an employee of the Company in an advisory capacity through January 15, 2023. Mr. Larsen joins Titan Machinery from CNH Industrial where he currently serves as the Head of Finance for CNH Industrial’s team focused on precision technology, which includes the acquired agriculture business operations of Raven Industries. Prior to joining CNH Industrial in connection with the acquisition of Raven Industries, Mr. Larsen held various positions at Raven Industries beginning in 2016, including as Director of Finance – Ag Division, Director of Investor Relations and Assistant Controller. Mr. Larsen began his career as an accountant with PricewaterhouseCoopers LLP, and is a Certified Public Accountant. Mr. Larsen earned a Bachelor of Business Administration and a Master of Professional Accountancy each from the University of South Dakota and an MBA from The University of Chicago Booth School of Business. David Meyer, Titan Machinery's Chairman and Chief Executive Officer, stated, “We are delighted to have Bo join the leadership team at Titan Machinery. Bo brings substantial financial leadership experience as well as strategy development, financial planning and analysis, SEC compliance, accounting, and investor relations experience to our team. I am confident that Bo will provide strong leadership and is an excellent addition to the Titan Machinery team.” Mr. Larsen added, “I’m thrilled to join the Titan Machinery organization and to have the opportunity to serve Titan’s customers, employees and stockholders. Titan Machinery has a long and successful track record of growth and I am excited to build upon that legacy of growth well into the future.” About Titan Machinery Inc. Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com. Investor Relations Contact: ICR, Inc. Jeff Sonnek, jeff.sonnek@icrinc.com 646-277-1263